Exhibit 5.7

[Letterhead of McCarthy Tétrault LLP]

May 29, 2019

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Dear Sirs and Mesdames:

Re:

Guaranty (the “Guaranty”) of the Notes (as defined below) to be executed and delivered by each of Sabra Canadian GP I Inc. (the “General Partner”) (in its own capacity and in its capacity as general partner of Canadian Properties I, Limited Partnership (the “Partnership”)) and Sabra CA HoldCo, Inc. ( “HoldCo”)

We have acted as counsel to the Partnership, the General Partner and HoldCo in connection with the Guaranty of the Notes. We render this opinion in connection with: (i) the indenture dated May 23, 2013, as supplemented by the eighth supplemental indenture dated as of May 29, 2019 among, Sabra Health Care Limited Partnership and Sabra Capital Corporation (together, the “Issuers”), Sabra Health Care REIT (the “Parent”), Wells Fargo Bank, National Association, as trustee, and the subsidiary guarantors named therein (including the Partnership, the General Partner and HoldCo); (ii) the Registration Statement on Form S-3 (File No. 333-215574) filed by the Parent and certain of its subsidiaries on January 17, 2017 with the United States Securities and Exchange Commission (the “SEC”), as amended by the Post-Effective Amendment No. 1, filed May 21, 2019, pursuant to Rule 462(e) of the United States Securities Act of 1933, as amended (the “US Securities Act”) (as amended, the “Registration Statement”), which Registration Statement permits the Parent to register the issuance and sale from time to time of, among other securities, an unspecified amount of (a) debt securities of the Issuers and (b) guarantees of such debt securities by the Parent and certain of the Parent’s subsidiaries (including the General Partner, the Partnership and HoldCo); and (iii) the prospectus supplement dated May 21, 2019 (the “Prospectus Supplement”) to the prospectus included in the Registration Statement, which relates to, among other things, the issuance and sale by the Issuers of US $300,000,000 aggregate principal amount of 4.80% Senior Notes due 2024 (the “Notes”) and the Guaranty of the Notes to be granted by each of the Partnership, the General Partner, HoldCo and certain other guarantors as further described in the Prospectus Supplement.

Materials Reviewed

We have reviewed an executed copy of the Guaranty and have examined originals or copies, certified or otherwise identified to our satisfaction, of such partnership and corporate records and proceedings and have conducted such searches and investigations and examined such other documents, statutes, public records, certificates of public officials and considered such questions of law as we have considered relevant, necessary or advisable in order to enable us to give the opinions hereinafter expressed. We have also relied upon:

(a)

the amended and restated limited partnership agreement dated as of August 1, 2017, a certificate of limited partnership (the “Original LP Certificate”) filed with the British Columbia Registrar of Companies (the “Registrar”) on May 28, 2015, an amended certificate of limited partnership filed with the Registrar on March 1, 2017 and an amended certificate of limited partnership filed with the Registrar on may 23, 2019 each in respect of the Partnership (the “LP Constating Documents”);

(b)

Officer’s Certificate of an officer of the General Partner, in the General Partner’s capacity for and on behalf of the Partnership, dated May 29, 2019, which includes a certificate of incumbency and certified resolutions dated May 20, 2019 (the “Partnership Officer’s Certificate”);

(c)

Officer’s Certificate of an officer of HoldCo, dated May 29, 2019, which includes a certificate of incumbency and certified resolutions dated May 20, 2019 (the “HoldCo Officer’s Certificate” together with the Partnership Officer’s Certificate, the “Officer’s Certificates”);

(d)	certificate of good standing issued by the Registrar in respect of the General Partner dated May 27, 2019 (the “GP Certificate of Status”);

(e)	certificate of good standing issued by the Registrar in respect of HoldCo dated May 27, 2019 (the “HoldCo Certificate of Status”); and

(f)	a letter under seal issued by the Registrar in respect of the Partnership dated May 27, 2019 (the “Letter Under Seal”).

Assumptions and Reliances

In expressing our opinions, we have assumed without independent verification by us:

(a)

the legal capacity of all individuals, the genuineness of all signatures on all documents reviewed by us, and the authenticity and completeness of all documents submitted to us as original documents, the conformity to the original documents of all documents submitted to us as true, certified, notarial, conformed, electronic or photostatic copies thereof, and the genuineness of all signatures on and the authenticity of the originals of such copies;

(b)

the currency, completeness, truth and accuracy of all facts set forth in official public records, indices and filing systems and all certificates and other documents supplied by public officials or otherwise conveyed to us by public officials or otherwise conveyed to us by public officials;

(c)

the completeness, truth and accuracy of all facts set forth in all certificates, declarations, resolutions, consents, waivers and agreements examined by us and that they remain in full force and effect without amendment as of the date hereof;

(d)	that the GP Certificate of Status, the HoldCo Certificate of Status and the Letter Under Seal remain valid as of the date of this opinion; and

(e)	the completeness, truth and accuracy of the factual matters set forth in the Officer’s Certificates.

With respect to the opinion numbered 3 below, we have relied solely on the Letter Under Seal and the Partnership Officer’s Certificate.

Opinions

Based upon the foregoing, and subject to any qualifications and limitations expressed herein, we are of the opinion that, as of the date hereof:

1.

The General Partner exists as a company under the laws of the Province of British Columbia, is a valid and existing company and, according to and specifically relying on the GP Certificate of Status, is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

2.

HoldCo is exists as a company under the laws of the Province of British Columbia, is a valid and existing company and, according to and specifically relying on the HoldCo Certificate of Status, is in good standing with respect to the filing of annual reports under the Business Corporations Act (British Columbia).

3.

The Partnership was duly formed as a limited partnership under the laws of the Province of British Columbia on May 28, 2015 by the filing of the Original LP Certificate with the Registrar and is a validly existing limited partnership under the laws of British Columbia.

4.

The General Partner has the corporate power and capacity to execute and deliver the Guaranty in its capacity as general partner for and on behalf of the Partnership and to perform its obligations (in its capacity as the general partner of the Partnership) thereunder.

5.	The General Partner has the corporate power and capacity to execute and deliver the Guaranty in its own capacity and to perform its obligations thereunder.

6.	HoldCo has the corporate power and capacity to execute and deliver the Guaranty and to perform its obligations thereunder.

7.

The General Partner, in its capacity as general partner of the Partnership, has taken all corporate and other necessary action to authorize the execution and delivery by the General Partner of the Guaranty in its capacity as the general partner for and on behalf of the Partnership and the performance by the General Partner, in its capacity as general partner of the Partnership, of the Partnership’s obligations thereunder.

8.

The General Partner has taken all corporate and other necessary action to authorize the execution and delivery by the General Partner of the Guaranty in its own capacity and the performance of its obligations thereunder.

9.	HoldCo has taken all corporate and other necessary action to authorize the execution and delivery by HoldCo of the Guaranty and the performance of its obligations thereunder.

10.	The General Partner has duly executed and delivered the Guaranty in its capacity as general partner for and on behalf of the Partnership.

11.	The General Partner has duly executed and delivered the Guaranty in its own capacity.

12.	HoldCo has duly executed and delivered the Guaranty.

13.

The execution and delivery by the General Partner of the Guaranty in its capacity as the general partner for and on behalf of the Partnership does not, and the performance by the by the General Partner, in its capacity as general partner of the Partnership, of the Partnership’s obligations thereunder does not breach or result in a default under the articles of the General Partner or the LP Constating Documents.

14.

The execution and delivery by the General Partner of the Guaranty in its own capacity and the performance by the General Partner of its obligations thereunder does not breach or result in a default under the articles of the General Partner.

15.	The execution and delivery by HoldCo of the Guaranty and the performance by HoldCo of its obligations thereunder does not breach or result in a default under the articles of HoldCo.

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts and circumstances which might affect any matters or opinions set forth herein.

We are qualified to practice law in British Columbia and our opinion is expressed in respect of the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia in effect on the date of this opinion and we express no opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada applicable therein. This opinion is given solely for the purpose of the parties to whom it is addressed and is not to be quoted from or delivered to or relied upon by any other party for any purpose whatsoever without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Parent’s Current Report on Form 8-K to be filed on or about May 29, 2019, and incorporated by reference into the Registration Statement, in accordance with the requirements of Rule 601(b)(5) of Regulation S-K under the US Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the rules and regulations of the SEC.

Yours truly,

/s/ McCarthy Tétrault LLP